EXHIBIT 15

November 6, 2020

The Board of Directors and Stockholders of US Ecology, Inc.

101 S. Capitol Blvd. Suite #1000

Boise, Idaho 83702

We are aware that our report dated November 6, 2020, on our review of the interim financial information of US Ecology, Inc. appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, is incorporated by reference in Registration Statement Nos. 333-235835 and 333-234424 on Form S-8 filed by US Ecology, Inc., Registration Statement No. 333-235824 on Form S-3 filed by US Ecology Inc. and Registration Statement No. 333-232930 on Form S-4 filed by US Ecology Parent Inc.

/s/ Deloitte & Touche LLP

Boise, Idaho